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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

EPIQ SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
to be held on
JUNE 7, 2011
and
PROXY STATEMENT

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

April 15, 2011

Dear Shareholder:

        The Annual Meeting of Shareholders of Epiq Systems, Inc. will be held at 10:00 a.m., central time, on Tuesday, June 7, 2011, at the Westin Crown Center Hotel, 1 East Pershing Road, Kansas City, Missouri 64108. The enclosed Notice of Meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

        On behalf of the board of directors and management of the company, I cordially invite you to attend the Annual Meeting of Shareholders.

        The prompt return of your proxy in the enclosed business reply envelope or voting by telephone or via the Internet (as described on the proxy card) will help ensure that as many shares as possible are represented at the Annual Meeting of Shareholders.

        I personally look forward to seeing you at the Annual Meeting of Shareholders.

Sincerely,

EPIQ SYSTEMS, INC.

Tom W. Olofson
Chairman and
Chief Executive Officer

EPIQ SYSTEMS, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 7, 2011

TO THE SHAREHOLDERS OF EPIQ SYSTEMS, INC.

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Epiq Systems, Inc. will be held at the Westin Crown Center Hotel, 1 East Pershing Road, Kansas City, Missouri 64108 at 10:00 a.m., central time, on Tuesday, June 7, 2011, for the following purposes:

  1.
  To elect seven directors to the board of directors of the company, each for a term of one year or until their successors are elected and qualified;

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the company for the year ending December 31, 2011;

  3.
  To re-approve the material terms of the performance criteria under the company's 2004 Equity Incentive Plan to help ensure that the annual incentive award payments do not fail to be deductible under IRS Code Section 162(m);

  4.
  To conduct a non-binding advisory vote on the compensation of our named executive officers;

  5.
  To conduct a non-binding advisory vote on the frequency of a shareholders' vote on the compensation of our named executive officers; and

  6.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        Shareholders of record as of the close of business on April 8, 2011, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 8, 2011, the record date for the annual meeting, there were 35,402,613 shares of common stock outstanding. Each outstanding share is entitled to one vote.

        The board of directors of the company encourages you to sign, date and promptly mail the proxy card in the enclosed postage prepaid envelope or to vote by telephone or via the Internet (as described on the proxy card), regardless of whether or not you intend to be present at the annual meeting. You are urged, however, to attend the annual meeting.

By Order of the Board of Directors

Elizabeth M. Braham, Secretary
Kansas City, Kansas April 15, 2011

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held on Tuesday, June 7, 2011

 GENERAL INFORMATION

Solicitation and Revocability of Proxies

        This proxy statement and the enclosed proxy card are furnished to the shareholders of Epiq Systems, Inc., a Missouri corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of shareholders, and any adjournments or postponements thereof, to be held at the Westin Crown Center Hotel, 1 East Pershing Road, Kansas City, Missouri at 10:00 a.m., central time, on Tuesday, June 7, 2011. This proxy statement, the proxy card, the notice of annual meeting and the accompanying 2010 annual report to shareholders are first being mailed to shareholders on or about May 2, 2011. All costs of solicitation will be borne by the company.

        You are requested to vote your shares by following the instructions on the proxy card for voting by telephone or via the Internet or by completing, signing and returning the proxy card promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy card, by submitting a new proxy via telephone or the Internet (your latest telephone or Internet instructions submitted prior to the deadline will be followed), or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the applicable shareholder's instructions. If no instructions are given, proxies will be voted as follows:

  a.
  to elect Tom W. Olofson, Christopher E. Olofson, W. Bryan Satterlee, Edward M. Connolly, Jr., James A. Byrnes, Joel Pelofsky, and Terry C. Matlack as directors to serve for one-year terms until the 2012 annual meeting of shareholders or until their respective successors are duly elected and qualified;

  b.
  to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the company for the year ending December 31, 2011;

  c.
  to re-approve the material terms of the performance goals under the company's 2004 Equity Incentive Plan to help ensure that the annual incentive award payments do not fail to be deductible under IRS Code Section 162(m);

  d.
  for the approval of a non-binding advisory vote on the compensation of our named executive officers;

  e.
  for the approval of a non-binding advisory vote providing that a shareholders' vote on the compensation of our named executive officers should occur every three years; and

  f.
  in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

        The notice of annual meeting, proxy statement, form of proxy card and 2010 annual report to shareholders are available at www.epiqsystems.com/Investors.aspx. In accordance with Securities and Exchange Commission ("SEC") rules, the materials on the website are readable and printable. The website does not use "cookies" or other tracking features which identify visitors to the website.

Outstanding Voting Securities of the Company

        Only the holders of record of shares of common stock as of the close of business on April 8, 2011, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 8, 2011, there were a total of 35,402,613 shares of common stock outstanding and entitled to vote, constituting all of the outstanding voting securities of the company.

        The presence at the annual meeting of a majority of the outstanding shares of common stock as of the record date entitled to vote at the meeting, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting. Abstentions are counted for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes are also generally counted for purposes of determining the presence of a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. If you do not give instructions to your broker, it will nevertheless be entitled to vote your shares of common stock in its discretion on "routine matters" and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. The ratification of independent public accountants (Proposal 2) is generally considered to be a routine matter whereas the election of directors (Proposal 1), actions with respect to incentive plans (Proposal 3), and advisory votes with respect to compensation of our named executive officers (Proposals 4 and 5) are not considered to be routine matters. Absent your instructions, the record holder will not be permitted to vote your shares on these non-routine matters, including any non-routine matters properly brought before the annual meeting. Under Missouri law, broker non-votes are not deemed to be shares represented at the meeting for purposes of the vote as to such matter or matters and therefore have no effect on whether the shareholders have approved a particular proposal.

        Each share of common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote of the shareholders at the annual meeting. The affirmative vote of a majority of the shares of common stock represented at the annual meeting is required to elect the directors and to re-approve the material terms of the performance criteria of the company's 2004 Equity Incentive Plan. Broker non-votes are not deemed to be represented at the meeting with regard to any of the proposals. Abstentions have the effect of a negative vote with regard to each proposal.

 BOARD OF DIRECTORS

Nominees for Director

        Information concerning our nominees for election to the board of directors at the annual meeting is set forth below. Our board of directors consists of seven members, all of whom stand for election annually. Each of the seven nominees for election to the board of directors was nominated by our board of directors at the recommendation of the nominating and corporate governance committee pursuant to the guidelines discussed in the "Nominating and Corporate Governance Committee" section. Our corporate governance guidelines (which are described in detail under the "Nominating and Corporate Governance Committee" section) contain board membership qualifications that apply to board nominees recommended by the nominating and corporate governance committee.

        The experiences, qualifications and skills of each director that the board considered in their nomination are included below as part of their individual biography. The nominees for directors of the company, as well as certain information about them, are as follows:

Tom W. Olofson
Age:	69
Director Since:	1988
Principal Occupation:	Chairman, Chief Executive Officer and Director since 1988.
Business Experience and Qualifications:	Mr. Olofson led a private investor group that acquired the company in July 1988. He has held various management positions at Xerox Corporation and was a senior vice president and member of the Office of the President of Marion Laboratories, Inc. Mr. Olofson has also served as a director of, and advisor to, various private companies in which he has been an investor. He earned a BBA from the University of Pittsburgh, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh. He is the father of Christopher E. Olofson.
The board believes that Mr. Olofson's experience as a senior executive, his general management skills and financial acumen are exceedingly valuable to the company. He has acquired a thorough knowledge of the company which provides a unique perspective on the strategic, financial and operational aspects of the business. He also serves as the cultural leader of the company, responsible for the values of the business.
In the past five years Mr. Olofson has not served on the board of any other publicly traded company.

Christopher E. Olofson
Age:	41
Director Since:	1995
Principal Occupation:	President, Chief Operating Officer and Director
Business Experience and Qualifications:	Mr. Olofson has served as president of the company since 1998 and as chief operating officer of the company since 1996. Mr. Olofson has also served as a member of the board of directors of the company since 1995, and has served the company in a variety of management positions since 1988. He earned an AB degree from Princeton University, summa cum laude. He is the son of Tom W. Olofson.
Mr. Olofson has a thorough understanding of the company's operations and business segments. He has a unique level of expertise in the strategic, technological, and international aspects of the company's business. The board believes that his commitment to the company's values and knowledge of the company's history are exceedingly valuable.
In the past five years Mr. Olofson has not served on the board of any other publicly traded company.
W. Bryan Satterlee
Age:	76
Director Since:	1997
Principal Occupation, Business Experience and Qualifications:	Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm that specializes in business development services and financial evaluations of technology-based venture companies. Mr. Satterlee's background includes ten years of management experience with IBM, and founding a computer leasing/software business, a telecommunications company, and a venture investment services business. He earned a BS degree from Lafayette College.
The board believes that Mr. Satterlee brings significant executive leadership, financial, and technological expertise to the board.
In the past five years Mr. Satterlee has not served on the board of any other publicly traded company.

Edward M. Connolly
Age:	68
Director Since:	2001
Principal Occupation, Business Experience and Qualifications:	Mr. Connolly is a retired executive from Aventis Pharmaceuticals, where he served as president of the Aventis Pharmaceuticals Foundation and vice president of community affairs. Prior to that, he held various executive human resources positions at Hoechst Marion Roussel, Marion Merrell Dow, and Marion Laboratories, predecessor companies to Aventis. In recent years, Mr. Connolly has served as an executive-level human resources consultant. He holds a BA degree in psychology from Bellarmine University.
The board believes that Mr. Connolly brings significant executive leadership, human resources and community affairs expertise to the board.
In the past five years Mr. Connolly has not served on the board of any other publicly traded company.
James A. Byrnes
Age:	64
Director Since:	2003
Principal Occupation, Business Experience and Qualifications:	Mr. Byrnes served as vice president of international marketing for Hoechst Marion Roussel, Inc. until his retirement in 1996. Prior to that, he was vice president of global commercial development for Marion Merrell Dow. Prior to these positions, he held several executive sales and marketing positions at Marion Merrell Dow and Marion Laboratories, predecessor companies to Hoechst Marion Roussel. In recent years, Mr. Byrnes has served as an advisor to various entrepreneurial companies. He holds a BS degree in general science from Gannon University and an MBA degree from Rockhurst College.
The board believes that Mr. Byrnes brings significant executive-level sales, marketing and strategic expertise to the board.
In the past five years Mr. Byrnes has not served on the board of any other publicly traded company.

Joel Pelofsky
Age:	73
Director Since:	2004
Principal Occupation, Business Experience and Qualifications:	Mr. Pelofsky is currently of counsel with Berman, DeLeve, Kuchan & Chapman, L.C. Prior to that he was of counsel with Spencer Fane Britt & Browne LLP from 2003 through 2009. From 1995 through 2003 he served as United States Trustee for Missouri, Arkansas and Nebraska. From 1986 through 1995, Mr. Pelofsky was a partner and chairman of the bankruptcy department of Shugart Thomson & Kilroy. From 1980 through 1985, Mr. Pelofsky was a United States Bankruptcy Judge in the United States Bankruptcy Court for the Western District of Missouri. Mr. Pelofsky holds a BA degree from Harvard College and a LLB degree from Harvard Law School.
The board believes that Mr. Pelofsky brings significant bankruptcy and legal expertise to the board.
In the past five years Mr. Pelofsky has not served on the board of any other publicly traded company.
Terry C. Matlack
Age:	55
Director Since:	2011(1)
Principal Occupation, Business Experience and Qualifications:	Mr. Matlack has been Managing Director of Tortoise Capital Advisors, L.L.C., a registered investment adviser specializing in listed energy infrastructure investments, such as pipeline and power companies, since 2002. Prior to that he was full-time Managing Director of Kansas City Equity Partners L.C., a private equity firm from 2001 through 2002. He is a graduate of Kansas State University with a degree in Business Administration and he obtained Juris Doctorate and MBA degrees from the University of Kansas. He also holds a CFA designation.
Mr. Matlack has served as Chief Executive Officer of Tortoise MLP Fund, Inc. (NYSE: NTG) since 2010 to the present; Chief Financial Officer of each of Tortoise Energy Infrastructure Corp. (TYG), Tortoise Energy Capital Corp. (TYY), Tortoise North American Energy Corp. (TYN), Tortoise Power and Energy Infrastructure Fund (TPZ) and Tortoise Capital Resources Corp. (TTO) since their inception to the present and Director of each of the TYG, TYY, TYN, TPZ and the TTO from their inception to September 15, 2009; he served as Chief Compliance Officer of each TYG, TYY and TYN from their inception through May 2006.
The board believes that Mr. Matlack brings significant financial expertise to the board.

(1)
On November 4, 2010, the board of directors created a new directorship and appointed Mr. Matlack as an independent director effective January 1, 2011.

Board Meetings

        During 2010, the board of directors met eleven times. Each director attended more than 90% of the meetings of the board and the meetings of the committees of the board on which he served. The company encourages all directors to attend the annual meeting of shareholders, and all directors attended the 2010 annual meeting of shareholders. The board of directors has established an audit committee, a nominating and corporate governance committee, and a compensation committee.

Committees, Membership and Meetings

        The following table provides membership and meeting information for each of the board committees during fiscal year 2010:

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Tom W. Olofson
Christopher E. Olofson
W. Bryan Satterlee	x(1),(2)	x	x
Edward M. Connolly, Jr.	x	x(1)	x(1)
James A. Byrnes	x	x	x
Joel Pelofsky	x	x	x
Number of Meetings in 2010	10	4	6

(1)
Committee chairman

(2)
Audit committee financial expert

        On November 4, 2010, the board of directors created a new directorship and appointed a new independent director to the board of directors. Mr. Terry C. Matlack was elected as an independent director of the company effective January 1, 2011 and will be a member of each of the audit committee, the nominating and corporate governance committee, and the compensation committee of the board of directors of the company, to serve until the next annual meeting of the shareholders of the company, or until his successor is elected and duly qualified. The board of directors determined that Mr. Matlack is independent in accordance with applicable NASDAQ rules.

Audit Committee

        The audit committee of the board of directors is responsible for overseeing management's financial reporting practices and internal controls. The audit committee will act in a manner intended to fulfill its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting and reporting practices of the company, and to assess the quality and integrity of the financial reports of the company. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication among the directors, the independent auditor, the internal auditors (if any) and the financial management of the company.

        The audit committee's responsibilities include, but are not limited to, the following:

  •
  selecting and evaluating the independent auditor;

  •
  reviewing of the adequacy and effectiveness of the accounting and financial controls of the company;

  •
  reviewing of financial disclosure and accounting principles with financial management of the company and the independent auditor;

  •
  reviewing the independent auditor's communications on management's internal controls;

  •
  reviewing with financial management and the independent auditor the company's financial statements and SEC filings;

  •
  reviewing and approving all material related party transactions;

  •
  administering the "Whistleblower Policy"; and

  •
  investigating any other matter brought to the audit committee's attention within the scope of its duties.

        The audit committee acts under a written charter that was adopted by the board of directors and is amended as necessary to conform to the regulatory initiatives of the SEC. The audit committee charter can be found on the company's corporate website at www.epiqsystems.com. The board of directors has determined that Mr. Satterlee qualifies as an "audit committee financial expert" as defined by the rules of the SEC. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation, and duties, obligations or liability that are greater than the duties, obligations or liabilities imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. For additional information with respect to the audit committee, see the "Audit and Other Service Fees" and "Audit Committee Report" sections.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee's responsibilities include, but are not limited to the following:

  •
  assisting the board in determining the desired experience, mix of skills, and other qualities to assure appropriate board composition, taking into account the current board members and the specific needs of the company and the board;

  •
  identifying qualified individuals meeting those criteria to service on the board;

  •
  proposing to the board a slate of nominees for election by the shareholders at the annual meeting of shareholders and prospective director candidates upon the resignation, death, removal or retirement of a director or a change in board composition requirements;

  •
  reviewing candidates nominated by shareholders for election to the board;

  •
  developing plans regarding the size and composition of the board and its committees; and

  •
  performing such other functions as the board may from time to time assign to the committee.

        The nominating and corporate governance committee operates under a written charter that was adopted by the board of directors and is amended from time to time. A copy of the committee's charter can be found on the company's corporate website at www.epiqsystems.com. Its functions include assisting the board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders.

        The nominating and corporate governance committee meets at least once annually. While the nominating and corporate governance charter does not prescribe diversity standards, the committee considers diversity in the context of the board as a whole and takes into account experience (industry, professional, public service) of current and prospective directors to facilitate board deliberations that reflect a broad range of perspectives. Potential candidates are evaluated according to the qualification criteria as set forth in the nominating and corporate governance committee charter, which include:

  •
  high personal and professional ethics, integrity, practical wisdom and mature judgment;

  •
  board training and experience in business, government, education or technology;

  •
  expertise that is useful to the company and complementary to the background and experience of other board members;

  •
  willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

  •
  commitment to serve on the board over a period of several years to develop knowledge about the company and its operations;

  •
  willingness to represent the best interests of all shareholders and objectively appraise management's performance; and

  •
  board diversity and other relevant factors as the board may determine.

        The seven nominees for election at the 2011 annual meeting of shareholders were nominated by the board at the recommendation of the nominating and corporate governance committee. All nominees are currently serving as directors of the company.

        The nominating and corporate governance committee will consider nominees recommended by eligible shareholders for the 2012 annual meeting of shareholders. An eligible shareholder is a shareholder, or group of shareholders, who own at least 5% of the company's outstanding common stock and who have held such shares for at least twenty-four months. An eligible shareholder must submit, the following information, in writing, no later than November 4, 2011, to the corporate secretary, Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105. Each submission must include:

  •
  the name and address of the shareholder (and of the beneficial owner, if any, on whose behalf the nomination is made) who intends to make the nomination and of the person or persons to be nominated;

  •
  evidence of eligibility, including (i) the class and number of shares beneficially owned by the nominating shareholder and each nominee proposed by such shareholder, and (ii) a representation that such shareholder is entitled to vote in the election of directors at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  recommendation identifying the nominee and his/her contact information;

  •
  statement of the nominee's qualifications;

  •
  a description of all arrangements or understandings between the shareholder and nominee(s) and any other person (naming such persons) pursuant to which the nomination(s) is made;

  •
  other information required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

  •
  written consent signed by the nominee evidencing a willingness to serve as a director if elected; and

  •
  commitment by the nominee to meet personally with the nominating and corporate governance committee.

        In such event, the nominating and corporate governance committee will request from the candidate a resume, a completed director and officer questionnaire, a completed statement regarding conflicts of interest, and a waiver of liability for a background check. To evaluate the candidate and consider such candidate for nomination by the board, such documents must be received from the candidate not later than October 27, 2011.

        Other than the submission requirements set forth above, there is no difference in the manner in which the nominating and corporate governance committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

        The compensation committee acts under a written charter that was adopted by the board of directors and is amended as necessary to conform to the SEC's executive compensation disclosure provisions. The compensation committee charter can be found on our corporate website at www.epiqsystems.com. The compensation committee is responsible for establishing the compensation for the chairman of the board and chief executive officer, the president and chief operating officer and the executive vice president and chief financial officer, who constitute Executive Management, and approves the compensation of the other executive officers in consultation with Executive Management. The compensation committee is responsible for the approval of all compensation, including base salary, bonus, incentive compensation programs and perquisites for any employee of the company who is a member of the immediate family (as defined in SEC Rule 16a-1(e)) of any executive officer. In accordance with this policy, the compensation committee reviews and approves the salary, bonus, stock option grants, and perquisites for Scott W. Olofson, who is an employee of the company, the son of the chairman and chief executive officer, and the brother of the president and chief operating officer of the company.

        The compensation committee regularly evaluates the performance of Executive Management. The compensation committee also determines the fees and other forms of compensation paid to members of the board of directors for board and committee service. The compensation committee administers our 1995 Stock Option Plan and 2004 Equity Incentive Plan (the "2004 Plan"). Under the 2004 Plan (which replaced the 1995 plan), the compensation committee may award stock options, stock appreciation rights and restricted stock awards and determines: (i) the times when stock options or restricted stock awards will be granted, and (ii) the number of shares of common stock of the company subject to each award granted to the directors, officers and other employees of the company. In the interest of efficient administration of the 2004 Plan, the compensation committee has delegated to the chairman and chief executive officer of the company the authority to grant certain incentive and non-qualified stock options to individuals who are not officers of the company. The chairman and chief executive officer has never approved an incentive award relative to this authorization. The role of our chairman and chief executive officer in determining or recommending the amount or form of executive compensation is described, and additional information regarding the processes and procedures for consideration and determination of executive and director compensation is included, in the "Compensation Discussion and Analysis" section.

Compensation Committee Interlocks and Insider Participation

        The company does not have any compensation committee interlocks or insider participation in compensation decisions required to be disclosed by the SEC's proxy rules.

Director Compensation

        The following table provides information regarding the compensation paid to our directors in 2010.

Director Compensation For
Year Ended December 31, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
W. Bryan Satterlee	52,000	—	49,340	—	—	101,340
Edward M. Connolly, Jr.	52,000	—	49,340	—	—	101,340
James A. Byrnes	52,000	—	49,340	—	—	101,340
Joel Pelofsky	52,000	—	49,340	—	—	101,340

(1)
The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted to each of the non-employee directors, calculated in accordance with Accounting Standards Codification Topic 718 ("ASC 718"). Even though the awards may be forfeited, the amounts do not reflect this contingency.

Reference is made to Note 12 to the company's consolidated financial statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which identifies the assumptions made in the valuation of option awards in accordance with ASC 718 for the year ended December 31, 2010.

        The table below shows the aggregate number of shares underlying outstanding stock options held by our non-employee directors as of December 31, 2010.

Name	Options Vested and Unvested (in shares)
W. Bryan Satterlee	90,000
Edward M. Connolly, Jr.	78,750
James A. Byrnes	79,250
Joel Pelofsky	76,250

        In 2010 we paid our non-employee directors a fee of $13,000 per quarter. The non-employee director fees are $15,000 per quarter for 2011. We also reimburse non-employee directors for out-of-pocket expenses incurred in their capacity as a board member, which includes, among other things, attending board and committee meetings and conferences. Our practice is to grant each non-employee director options to purchase 10,000 shares of common stock upon joining the board and 10,000 options annually for service as a director. In accordance with this practice, on February 25, 2010, each director received an option to purchase 10,000 shares of our common stock. In February 2011, a grant of 10,000 options was also made to each non-employee director in accordance with this policy. All director options are exercisable for 10 years from the date of grant and were granted at an option exercise price equal to fair market value of the common stock on the date of grant. The shares vest in equal 20% annual installments over five years, beginning on the first anniversary of the grant date. Neither Mr. Tom W. Olofson, chairman and chief executive officer, nor Mr. Christopher E. Olofson, president and chief operating officer, is compensated for his service as a director of the company.

 CORPORATE GOVERNANCE

Corporate Governance Policies

        We maintain a corporate website located at www.epiqsystems.com. The following corporate policies of the company and our board of directors are available on our website by selecting "Corporate Governance" under the heading "Investor Relations:"

  •
  Audit Committee of the Board of Directors Charter

  •
  Code of Business Conduct and Ethics

  •
  Compensation Committee of the Board of Directors Charter

  •
  Director Independence Policy

  •
  Nominating and Corporate Governance Committee of the Board of Directors Charter

        Our Code of Business Conduct and Ethics applies to all of our officers, directors and associates, and specifically our principal executive officer, president, principal financial officer and principal accounting officer. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our Internet website at www.epiqsystems.com/Investors.aspx and/or in our public filings with the SEC.

Board Leadership Structure and Role in Risk Oversight

        Our bylaws provide for the Chairman of the Board and Chief Executive Officer roles to be combined into one position, unless the board of directors determines that a different structure is more appropriate. The board believes that this is the most appropriate structure based on our Chief Executive Officer's extensive experience and in-depth knowledge of the company. Specifically, they believe that this structure has fostered, and will continue to support, a unified leadership of the company; and will also provide a clear, well-defined focus for the chain of command to execute the company's business plans and strategic initiatives. The board does not have a lead independent director.

        The board of directors is responsible for oversight of the company's risk management practices, while management is responsible for the day-to-day risk management of the company. The board and management routinely review risks facing the company during board and committee meetings. The audit committee supplements the board in its oversight role by reviewing periodic reports regarding the company's risk and control environment and the compensation committee in its oversight role for compensation and employee retention matters.

Director Independence

        The board of directors has determined that Messrs. Satterlee, Connolly, Byrnes, Pelofsky, and Matlack, directors and members of the audit, nominating and corporate governance, and compensation committees, are "independent directors" as defined in NASDAQ Listing Rule 5605(c)(2)(A)(i) and (ii), and that each who served in 2010 was independent throughout 2010. A copy of the independence standards can be found on the company's corporate website at www.epiqsystems.com.

Shareholder Communications with Directors

        Shareholders wishing to communicate with the members of the board of directors may send correspondence to the board of directors, c/o Corporate Secretary, 501 Kansas Avenue, Kansas City, Kansas 66105. It is our intention, unless the volume of communications is prohibitive, to forward all non-frivolous correspondence to the board of directors or the appropriate member thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of outstanding shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each executive officer named in the Summary Compensation Table; (iii) all directors and executive officers as a group; and (iv) each person known to the company to be the beneficial owner of more than 5% of the outstanding shares of common stock. Beneficial ownership for directors and executive officers is shown as of March 11, 2011, and beneficial ownership for other 5% or greater shareholders is shown as of December 31, 2010. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares of Common Stock(2)
Named Executive Officers and Directors(3)
Tom W. Olofson(4)	5,026,763	13.5%
Christopher E. Olofson(5)	2,205,374	5.9
Elizabeth M. Braham(6)	1,071,581	3.0
Lorenzo Mendizabal(7)	165,000	*
W. Bryan Satterlee(8)	91,750	*
Edward M. Connolly, Jr.(9)	57,750	*
James A. Byrnes(10)	56,750	*
Joel Pelofsky(11)	54,550	*
Terry C. Matlack	—	—
All directors and named executive officers as a group (9 persons)(12)	8,729,518	21.8%
5% Shareholders(13)
T. Rowe Price Associates, Inc.(14) 100 E. Pratt Street Baltimore, MD 21202	5,246,159	14.7%
FMR Corp.(15) 82 Devonshire Street Boston, MA 02109	3,302,405	9.2
St. Denis J. Villere & Co., LLC(16) 601 Poydras St., Suite 1808 New Orleans, LA 70130	2,713,019	7.6
BlackRock Inc.(17) 40 East 52nd Street New York, NY 10022 (formerly Barclays Global Investors NA)	2,638,410	7.4
Intrepid Capital Management(17) 1400 Marsh Landing Pkwy Suite 106 Jacksonville Beach, FL 32250	2,034,287	5.7
Ashford Capital Management(17) P.O. Box 4172 Wilmington, DE 19807	1,919,150	5.4
Goodgate Holdings Limited c/o Close Trustees (Switzerland) SA 6 Place des Eaux-Vives 1207 Geneva, Switzerland	1,841,251	5.1

*
Less than one percent

(1)
Includes shares of common stock issuable upon the exercise of options that as of March 11, 2011, are currently exercisable or exercisable within 60 days thereafter. Also includes shares of unvested restricted stock, as unvested shares have the current right to vote and receive dividends, if any.

(2)
Computed for each executive officer and director and for executive officers and directors as a group on the basis of 35,402,463 shares of common stock outstanding as of March 11, 2011 plus stock options currently exercisable or exercisable within 60 days thereafter; and computed for each of the other 5% shareholders on the basis of 35,767,835 shares outstanding as of December 31, 2010. The shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days thereafter are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
The address of all the named individuals is c/o Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(4)
Includes 100,000 shares owned by Mr. Olofson's spouse, Jeanne H. Olofson, as to which Mr. Olofson disclaims beneficial ownership; 180,000 shares owned by the Tom W. and Jeanne H. Olofson Foundation, as to which Mr. Olofson shares beneficial ownership; 1,787,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011; and 150,000 shares of unvested restricted stock, which vests in February 2012 upon the achievement of certain performance based criteria for the fiscal year ending December 31, 2011. Includes 1,380,000 shares pledged as security. Excludes 200,000 shares and shares subject to stock options owned by Scott W. Olofson, Mr. Olofson's son, as to which shares and options Mr. Olofson disclaims beneficial ownership.

(5)
Includes 1,742,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011, and 150,000 shares of unvested restricted stock which vests in February 2012 upon the achievement of certain performance based criteria for the fiscal year ending December 31, 2011.

(6)
Includes 802,743 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011, and 130,000 shares of unvested restricted stock which vests in February 2012 upon the achievement of certain performance based criteria for the fiscal year ending December 31, 2011.

(7)
Includes 165,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011.

(8)
Includes 66,750 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011.

(9)
Includes 55,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011.

(10)
Includes 56,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011.

(11)
Includes 53,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011.

(12)
Includes 4,728,993 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after March 11, 2011; 430,000 shares of unvested restricted stock which vest in February 2012 upon the achievement of certain performance based criteria for the fiscal year ending December 31, 2011; and 1,380,000 shares pledged as security.

(13)
Excludes 5% shareholders listed above as executive officers or directors. Beneficial ownership of common stock is based solely on Schedule 13D, 13F, and 13G filings with the SEC, and registered shareholder lists maintained by the company's stock transfer agent.

(14)
T. Rowe Price Associates, Inc. has sole voting power with respect to 952,559 of the shares beneficially owned; and T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 2,300,000 of the shares beneficially owned. T. Rowe Price Associates, Inc. has sole dispositive power with respect to all shares beneficially owned.

(15)
Has sole dispositive power with respect to all shares beneficially owned.

(16)
Has sole voting and sole dispositive power with respect to 234,300 of the shares beneficially owned.

(17)
Has sole voting and sole dispositive power with respect to all shares beneficially owned.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")

Executive Officers

        Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information, including their ages as of April 15, 2011, about the executive officers of the company for our fiscal year ended December 31, 2010 follows:

Name	Age	Position
Tom W. Olofson*	69	Chairman, Chief Executive Officer and Director
Christopher E. Olofson *	41	President, Chief Operating Officer and Director
Elizabeth M. Braham	52	Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
Lorenzo Mendizabal	51	Managing Director, Bankruptcy

*
Information is provided under the heading "Proposal 1—Election of Directors" for Tom W. Olofson and Christopher E. Olofson.

        Information relating to the company's other executive officers with respect to their principal occupations and positions during the past five years is as follows:

        Elizabeth M. Braham joined the company in July 2002 and serves as executive vice president, chief financial officer, corporate secretary and treasurer. Prior to joining the company, Ms. Braham was a finance executive with H&R Block, Inc. Prior to that, she served in various executive roles with Aventis Pharmaceuticals, Inc. and the predecessor companies of Hoechst Marion Roussel, Marion Merrell Dow and Marion Laboratories for over 13 years. Ms. Braham earned a BBA degree in accounting and marketing from Washburn University and an MBA degree from the University of Kansas.

        Lorenzo Mendizabal joined the company in January 2006 as a corporate senior vice president. Mr. Mendizabal has served as the managing director of bankruptcy since October 2006. Prior to joining the company, Mr. Mendizabal was President of the Trumbull Group from 2000 to 2005, a Vice President with Trumbull Services from 1999 to 2000, Counsel for the Hartford Financial Group from 1996 to 1999 and prior to that an attorney with Day, Berry & Howard LLP in Hartford, Connecticut. Mr. Mendizabal earned a BA degree in international business from Hartwick College and a JD degree from the Boston College Law School.

Executive Summary

        Our compensation philosophy is to reward the achievement of specific annual performance objectives and align the interests of executive management with the enhancement of long-term shareholder value. Our executive compensation packages are designed to attract and retain talented executives in a highly competitive market.

        Our chairman and chief executive officer, president and chief operating officer and executive vice president and chief financial officer provide the strategic, financial and operational direction for the company and comprise the Executive Management (the "Executive Management") for the company. Accordingly, the main focus of the compensation committee's efforts is the design and implementation of compensation programs that reward and incentivize these three executives. The compensation of Executive Management is structured in terms of base salary, performance-based bonuses and, if appropriate, discretionary cash bonuses and equity awards, with equal weight normally assigned to the contributions by our chairman and chief executive officer and our president and chief operating officer, and a proportionate weighting for the contribution by our executive vice president and chief financial officer. Executive Management is also eligible for certain perquisites as approved by the compensation committee.

        The compensation of our fourth executive officer, Mr. Mendizabal, is structured in terms of base salary and incentive compensation which have been tied to achievement of certain financial targets and performance measures for the businesses managed by that executive. Mr. Mendizabal is also eligible for certain perquisites as approved by the compensation committee.

        In recent years we have negotiated employment arrangements with senior level executives who have joined the company as part of our business expansion initiatives. In the past we have conducted national and regional searches for executives with assistance from executive search firms and have hired executives with specialized functional expertise or substantial experience in the markets we serve. As a result of these searches, we obtained information about the overall compensation packages required to recruit executive talent for various functions and within our industries. Negotiated compensation arrangements for senior executives who have joined the company have included variations of base salary, bonus arrangements, bonus guarantees, and initial stock option awards.

Compensation Elements

        Compensation for Executive Management consists primarily of base salary, annual cash incentive compensation, and equity-based compensation. A significant portion of each executive's total compensation is at risk if certain performance objectives are not met. Our compensation committee is responsible for approving all elements of compensation for Executive Management and for approving all compensation elements for the other executive officers of the company in consultation with our chairman and chief executive officer. While our compensation committee evaluates base salary, annual cash bonuses and equity awards as a whole, it has not established specific weighting to be assigned to each element of compensation in terms of overall executive compensation.

        Our compensation committee chairman confers with our chairman and chief executive officer in terms of overall compensation philosophies, evaluation of the performance of other executive officers, appropriate performance measures and performance targets for the company as a whole, and appropriate compensation levels for all executive officers, including our chief executive officer. In those discussions, our chairman and chief executive officer presents his views and makes recommendations concerning his own base salary and performance and strategic based incentive plan awards (including bonus and long-term equity awards) relative to company performance in terms of meeting financial and strategic objectives.

        In determining overall compensation for Executive Management, including base salary, stock option grants, restricted stock awards, incentive and discretionary bonuses and perquisites, the compensation committee also considers compensation data of certain companies in order to analyze how other companies compensate their executive officers. Public companies used for comparison purposes consist of FTI Consulting Inc., Huron Consulting Group Inc., Navigant Consulting Inc., and The Garden City Group, a subsidiary of Crawford & Company. In addition, the compensation committee considers compensation information concerning private companies and subsidiaries of larger public companies gleaned as part of past executive recruiting activities. These companies and divisions are either direct competitors or are companies from which we have sought to recruit senior executives in the past because these companies offer services that require executive skills that are comparable to the skills we seek in our executives.

Base Salary

        On an annual basis, the compensation committee is responsible for establishing the base salary of Executive Management and, in consultation with the chairman and chief executive officer, the base salary of the other executive officers. Base salary is set primarily upon an assessment of market requirements for similarly positioned executives, the responsibilities of the executives, as well as the base salary of each executive relative to the other executive officers. In addition, the compensation committee considers information learned in recruiting new executives.

Incentive Compensation

        Incentive awards to Executive Management are designed to reward financial and strategic performance. In the evaluation of incentive awards for Executive Management, the compensation committee considers the achievement of financial objectives and the corresponding eligible payout pool funding, all compensation elements as a whole for that fiscal year, the achievement of strategic objectives, and compensation data of certain comparable companies.

Qualified Executive Performance Plan

        A performance plan was approved by our compensation committee to provide guidelines and to establish the performance criteria for the calculation of annual cash and/or share-based incentive compensation for Executive Management. This plan provides for performance-based awards that are intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. The regulations require that the performance plan be re-approved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance criteria, and therefore, is subject to shareholder approval at the 2011 Annual Meeting. This proposal is described under "Proposal No. 3 to re-approve the material terms of the performance criteria of the 2004 Plan". The performance measures ("performance objectives") are set by the compensation committee annually.

        The performance plan consists of two subplans: a financial objectives subplan, and an acquisition/divestiture subplan. Each subplan has specifically established performance criteria, described below, which must be met in order for payout under the subplan to be achieved. A payout pool is established to determine the aggregate amount payable under the performance plan upon achievement of the performance objectives under each subplan. The compensation committee has the sole discretion to reduce or eliminate the amount allocated to the payout pool. The payout pool is allocated 35% each to the chief executive officer and chief operating officer, and 30% to the chief financial officer, based on their respective contributions.

Financial Objectives Subplan

        Under the financial objectives subplan, the compensation committee sets the performance objectives with annual threshold and maximum targets for each of three financial measures: operating revenue, non-GAAP earnings per share and non-GAAP adjusted EBITDA. The compensation committee has chosen these measures to set the performance objectives as they are key measures that Executive Management utilizes to evaluate the performance of the company; and they are also the measures the company communicates to the investment community, and which the investment community considers in evaluating the company's performance. These financial measures are computed in the same manner as the financial measures used by the company in our quarterly earnings releases, and for the year ended December 31, 2010 these measures were calculated as follows:

  •
  Operating revenue is total revenue before reimbursed direct costs.

  •
  Non-GAAP earnings per share is calculated as net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition expense, capitalized loan fee amortization, litigation expense/settlement, non-cash embedded option charges, and the effect of tax adjustments that are outside of the company's anticipated effective tax rate, all net of tax, divided by diluted shares outstanding.

  •
  Non-GAAP adjusted EBITDA is calculated as net income adjusted for depreciation, amortization, share-based compensation, acquisition expense, net expenses related to financing, litigation expense/settlement, and provision for income taxes.

        Financial targets disclosed in this section are done so in the limited context of the financial objectives subplan and they are not statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

        In February 2010, the compensation committee set the objectives for Executive Management's performance-based compensation for calendar year 2010, which were set at levels intended to be difficult, but achievable with outstanding performance. The threshold measures for performance goals established for 2010 under the financial objectives subplan were operating revenue of $210 million, non-GAAP earnings per share of $0.70, and non-GAAP adjusted EBITDA of $67 million. The maximum measures for performance goals established for 2010 under the financial objectives subplan were operating revenue of $230 million, non-GAAP earnings per share of $0.80, and non-GAAP adjusted EBITDA of $76 million. Actual performance achieved in 2010 was operating revenue of $218 million, non-GAAP earnings per share of $0.74, and non-GAAP adjusted EBITDA of $69 million.

        In accordance with the financial objectives subplan, the compensation committee awarded Executive Management a cash bonus related to 2010 performance. Based upon the actual performance achieved in 2010, the total eligible payout for 2010 performance was $3.0 million. The total payout for 2010 performance was $0.7 million, and the payout pool was allocated 35% each to the chief executive officer and chief operating officer, and 30% to the chief financial officer.

Acquisition/Divestiture Subplan

        The acquisition/divestiture objectives subplan was established to recognize our strategic objective of regularly evaluating the markets we serve and changes to our business model. Divestitures are included in this subplan in order to provide proper incentives to Executive Management to evaluate each of our businesses regularly to assess its contribution to our overall strategic plan. Payout of awards under the acquisition/divestiture objectives subplan is based upon completion of one or more board-approved acquisitions/divestitures of a business or a portion of a business. For qualifying transactions, up to 4% of the aggregate purchase price of the acquisition, or gross selling price of the divested business, may be added to the payout pool. If a payout is made under the acquisition/divestiture objectives subplan, the payout expense is included in acquisition related expense for the company. Acquisition related expenses are not included in the computation of the company's non-GAAP earnings per share and non-GAAP adjusted EBITDA performance measures reported by the company.

        In accordance with the acquisition/divestiture subplan, the compensation committee awarded Executive Management a cash bonus related to the 2010 fourth quarter acquisition of Jupiter eSources LLC. The total payout pool for this acquisition was $2.4 million, or 4% of the aggregate purchase price of the acquisition, and the payout pool was allocated 35% each to the chief executive officer and chief operating officer, and 30% to the chief financial officer.

Incentive Compensation—Other Named Executive Officer

        The compensation committee reviews Mr. Mendizabal's performance-based compensation annually in consultation with Executive Management. The 2010 non-equity incentive plan for Mr. Mendizabal consisted of individual performance-based compensation related to various performance measures including growth in operating revenue and operating income for the bankruptcy segment, new client retentions, growth in trustee deposit levels and various other performance measures of the businesses managed by Mr. Mendizabal. The specific targets set for Mr. Mendizabal are not disclosed because we believe disclosure of this information would cause the company competitive harm. For 2010 performance objectives were evaluated, and his bonus was set accordingly. Our intention is for base salary and performance-based bonuses to provide the majority of total executive compensation.

Strategic Executive Incentive Plan

        Our compensation committee also adopted a strategic executive incentive plan for Executive Management designed to achieve enhancement of long-term shareholder value, which authorizes the compensation committee to pay Executive Management incentive compensation in cash, stock options or restricted stock. Our compensation committee, in consultation with the chairman and chief executive officer, assesses the success of the company toward the achievement of financial and strategic objectives, such as expansion into new markets, broadening of product and service offerings, geographical expansion, and the completion of equity and debt financings and re-financings. The determination to award cash or equity-based compensation under the strategic objectives plan is discretionary to the compensation committee. Specific criteria may be established, but are not required, for awarding cash bonuses or equity in relation to the evaluation of these strategic objectives. There were no awards granted under this plan in 2010 as the compensation committee determined that overall compensation was met through the other available compensation plans.

Equity Compensation

        Equity-based compensation incentives are designed to focus Executive Management on strategic components of the business aimed at increasing long-term shareholder value, and the company believes that stock options and restricted stock link Executive Management's compensation to shareholder return and value. Equity-based compensation has always been considered to be an important part of the overall compensation of Executive Management. The compensation committee is the administrator of our equity compensation plans and determines the type, number of shares, terms and timing of awards to Executive Management. The compensation committee primarily uses equity awards to provide continuing incentives that will keep Executive Management engaged and vested with the interest of shareholders. The compensation committee generally, but not specifically, considers corporate performance, stock price and individual responsibilities and performance to determine whether to make an award, when to make an award, and what kind and how many equity incentives to grant to members of Executive Management. No weights are assigned to specific aspects of performance.

        In February 2010, the compensation committee authorized the following equity compensation awards to Executive Management. The committee believes that the mix of performance-based and time-based vesting of these restricted stock awards reflects the emphasis on performance driven compensation while also providing a measure of retention value, which is also an important component of overall executive compensation.

Named Executive Officer	Restricted Stock (shares)
Tom W. Olofson	150,000	(1)
Christopher E. Olofson	150,000	(1)
Elizabeth M. Braham	130,000	(2)

(1)
The shares of restricted stock vested as follows: 80,000 shares vested six months from the date of grant, and 70,000 vested twelve months front the date of grant upon the achievement of an established threshold level of non-GAAP earnings per share of $0.70 per diluted share for the year ended December 31, 2010.

(2)
The shares of restricted stock vested as follows: 70,000 shares vested six months from the date of grant, and 60,000 vested twelve months front the date of grant upon the achievement of an established threshold level of non-GAAP earnings per share of $0.70 per diluted share for the year ended December 31, 2010.

Other Compensation

        We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain high quality executives. The compensation committee has reviewed the levels of perquisites and other personal benefits provided to our executive officers. Our executive officers are provided use of company automobiles or an automobile allowance. Our chairman and chief executive officer uses corporate aircraft in which we have a fractional interest for personal use and his spouse will at times accompany him on business trips, both as permitted by our senior executive business travel policy. For purely personal use, the chairman and chief executive officer reimburses the company at the cost to charter a comparable flight. On business trips that include the presence of his spouse, no incremental costs are incurred by the company, and we do not record any compensation for this executive. The incremental cost of the use of aircraft for commuting travel by our chairman and chief executive officer or our president and chief operating officer in excess of any reimbursements to the company under this policy is treated as compensation of the executive officer in the Summary Compensation Table in accordance with SEC executive compensation disclosure regulations relating to perquisites.

        Mr. Mendizabal maintains a personal residence in Hartford, Connecticut and his primary office is located in New York City. We maintain a corporate apartment in New York City for Mr. Mendizabal, and we pay all commuting expenses from his home to New York City. Mr. Christopher E. Olofson maintains his primary residence in Chicago, and he travels to and works from all of our office locations. We do not consider travel expense by Mr. Christopher E. Olofson from Chicago to our other offices to be personal commuting expense. We maintain a corporate apartment in Kansas City for Mr. Christopher E. Olofson. While we do not consider the corporate apartment expenses for Mr. Christopher E. Olofson or Mr. Mendizabal or the commuting expenses for Mr. Mendizabal as perquisites for purposes of determining their overall compensation packages, the incremental costs of the corporate apartments and commuting expenses are reflected in the Summary Compensation Table as additional compensation for these executives in accordance with SEC executive compensation disclosure regulations relating to perquisites.

        In addition, the company pays for certain personal tax services and the premiums on certain personal life insurance owned by our chairman and chief executive officer.

        Attributed costs of the personal benefits described above for the named executive officers for 2008, 2009 and 2010 are included as "All Other Compensation" in the Summary Compensation Table.

Retirement and Other Benefits

        All employees in the United States are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants. We do not maintain any other retirement plan or arrangement for our executive officers.

        The company has historically provided few retirement or similar elements of compensation to its senior executives, other than benefits such as 401(k) matching contributions that are made available to executives on the same basis as provided to other employees. We do not provide our executives with split-dollar life insurance, non-qualified deferred compensation arrangements, defined benefit retirement plans or supplemental employee retirement plans, as is common at many comparable companies. The compensation committee has noted the absence of these other types of traditional compensation arrangements when it has considered and approved executive base salaries, incentive compensation, bonuses, stock option awards, restricted stock and perquisites and other personal benefits.

Tax and Accounting Implications

        As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that the grants of non-qualified stock options qualified as performance-based compensation under the 2004 Plan provisions prior to the Section 162(m) amendments to the 2004 Plan adopted in 2006. The Section 162(m) amendments to the 2004 Plan permit us to grant performance-based awards in excess of $1,000,000 that are generally fully deductible for income tax purposes. As discussed in the "Strategic Executive Incentive Plan" section, our compensation committee has also approved a strategic incentive plan for Executive Management, which permits for the payment of discretionary bonuses that do not meet the deductibility requirements of Code Section 162(m). We believe that the restricted stock awards for Executive Management granted in 2009 do not qualify as performance-based compensation under Section 162(m) and, thus, were not deductible by the company for income tax purposes when the shares vested. We believe a portion of the restricted stock awards for Executive Management granted in 2010 qualified as performance based compensation under Section 162(m) and, thus, were deductible by the company for income tax purposes when the shares vested. We believe that all of the restricted stock awards for Executive Management granted in 2011 will qualify as performance based compensation under Section 162(m) and, thus, are expected to be deductible by the company for income tax purposes when the shares vest. While the deductibility of executive compensation for federal income tax purposes is important to the company, the compensation committee believes that tax consequences should not be the primary driver of executive compensation decisions.

2004 Equity Incentive Plan

        Our 2004 Plan provides the framework for stock option grants, restricted stock awards, and performance-based equity incentive compensation. The 2004 Plan was amended in 2006 to increase the number of shares of common stock available for issuance under the plan and to add provisions designed to comply with the requirements of Section 162(m) of the Internal Revenue Code, as described further below. The shareholders approved these two amendments at the 2006 annual meeting of shareholders. Our compensation committee administers the 2004 Plan.

        The purpose of the 2004 Plan is to promote the long-term growth and profitability of the company and its subsidiaries by (i) providing certain directors, officers and employees of, and certain other consultants who perform services for the company, with incentives to maximize shareholder value and otherwise contribute to our success and (ii) enabling us to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive stock options, non-qualified stock options, stock appreciation rights, either alone or in tandem with stock options, restricted stock, or any combination of the foregoing may be made under the 2004 Plan. To date, no stock appreciation rights have been granted or made under the 2004 Plan.

        The maximum number of shares of common stock available for issuance under the plan is 5,000,000 shares, the maximum number of stock options or stock appreciation rights to purchase common stock that may be granted to a participant under the plan in any one calendar year is 300,000 shares, and the maximum number of shares of restricted stock that may be granted to any participant under the plan in any one calendar year is 150,000 shares.

        If there is a change in control of the company (as defined in the 2004 Plan), all of the participant's stock options and stock appreciation rights will become fully vested and exercisable upon the change in control and will remain so until the expiration date of the stock options or stock appreciation rights, whether or not the grantee is subsequently terminated. Additionally, immediately prior to a change in control during any period of restriction, all restrictions on shares of restricted stock will lapse.

        In 2006, the shareholders approved amendments to the 2004 Plan to allow for the grant of restricted stock and cash bonus awards in the form of qualified performance-based awards, allowing for their full tax deductibility as a business expense in accordance with Section 162(m) of the Code. Under the 2004 Plan, as amended, the compensation committee must condition the grant of qualified performance-based awards on attainment of one or more objective performance measures that are intended to qualify the awards as performance-based compensation. For awards intended to satisfy the performance-based compensation exception to the Code Section 162(m) limitations, the performance criteria must be selected from among 19 performance measures specified in the 2004 Plan, which may be applied to the company as a whole, to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

Summary Compensation Table For the Years Ended December 31, 2010, 2009 and 2008

        The following table sets forth all compensation paid to or earned by our principal executive officer, principal financial officer and each of our other Named Executive Officers at December 31, 2010 (the "named executive officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Tom W. Olofson	2010	900,000	—	1,749,000	—	1,070,000	190,508	3,909,508
Chairman/CEO(5)	2009	850,000	—	1,448,000	598,400	—	170,613	3,067,013
	2008	800,000	—	—	—	800,000	225,395	1,825,395
Christopher E. Olofson	2010	900,000	—	1,749,000	—	1,070,000	57,982	3,776,982
President/COO(5)	2009	850,000	—	1,448,000	598,400	—	65,080	2,961,480
	2008	800,000	—	—	—	800,000	62,533	1,662,533
Elizabeth M. Braham	2010	775,000	—	1,515,800	—	920,000	29,333	3,240,133
Executive Vice	2009	700,000	—	1,230,800	508,640	—	21,747	2,461,187
President/CFO	2008	600,000	—	—	—	700,000	17,400	1,317,400
Lorenzo Mendizabal	2010	530,000	—	—	—	45,000	66,927	641,927
Managing Director	2009	515,000	—	—	—	185,000	66,476	766,476
Bankruptcy	2008	500,000	—	—	—	125,000	68,675	693,675
(1)
The amounts reported in the Stock Awards column represent the grant date fair value of stock awards determined pursuant to FASB Accounting Standards Codification Topic 718, Stock Compensation ("ASC 718"). The awards granted in 2010 were nonvested share awards; commonly referred to as restricted stock awards, a portion of which vested 6-months from the date of grant, and a portion of which vested 12 months from the date of grant upon the achievement of non-GAAP earnings per share of $0.70 for the year ended December 31, 2010. This performance measure was achieved, and the award vested in full on February 25, 2011.

Reference is made to Note 12 to the company's consolidated financial statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 25, 2011 ("Form 10-K"), which identifies the assumptions made in the valuation of option awards in accordance with ASC 718 for the years ended December 31, 2010, 2009 and 2008.

The company grants restricted stock awards under the 2004 Plan. The material provisions of the 2004 Plan are described in the "2004 Equity Incentive Plan" section. No restricted stock award grants were made to Named Executive Officers in 2008.

(2)
The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted to each of the Named Executive Officers, calculated in accordance with ASC 718. Even though the awards may be forfeited, the amounts do not reflect this contingency.

Reference is made to Note 12 to the company's consolidated financial statements in the company's Form 10-K which identifies the assumptions made in the valuation of option awards in accordance with ASC 718 for the years ended December 31, 2010, 2009 and 2008.

The company cautions that the amounts reported in the 2010 Summary Compensation Table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the company's stock price and continued employment. Additional information on all outstanding option awards can be found in the 2010 Outstanding Equity Awards at December 31, 2010 table. To see the value actually received by the Named Executive Officers upon exercise of options and vesting of stock in 2010, refer to the 2010 Option Exercises and Stock Vested table.

The company grants option awards under the 2004 Plan. The material provisions of the 2004 Plan are described in the "2004 Equity Incentive Plan" section. No option award grants were made to Named Executive Officers in 2008.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by Executive Management pursuant to the qualified executive performance plan which related to our financial performance and a completed acquisition in 2010, the amounts reported for Mr. Mendizabal related to amounts earned under an incentive compensation arrangement. Additional information on non-equity compensation is reflected in the "Incentive Compensation" section.

(4)
Perquisites for each named executive officer are as follows:

Perquisite	Tom W. Olofson	Christopher E. Olofson	Elizabeth M. Braham	Lorenzo Mendizabal
Company payment of personal life insurance premiums	X
Personal use of fractional share of company aircraft	X	X
Personal use of company car or car allowance	X	X	X	X
Company payment of personal tax services	X
Company portion of employee's group term life insurance premium	X	X	X	X
Company's match related to employee's 401(k) contribution	X	X	X	X
Personal use of company apartment		X		X
Company payment of employee commuting expenses				X

  Perquisites are valued at aggregate incremental cost, which is generally the direct cash cost. For personal use of company aircraft in which we have a fractional interest, we included the incremental cost of the hourly aircraft charge, fuel charge, and any other charges directly related to the flight. We did not include any portion of the monthly aircraft management fee, which is paid regardless of use of the aircraft, or aircraft depreciation, which does not vary based on use. For Tom W. Olofson, perquisites in excess of the greater of $25,000 or 10% of his total perquisites consist of $54,811 for his personal use of aircraft during 2010 and $89,317 in 2010 for payment of annual life insurance premiums on his personal policies. For Lorenzo Mendizabal, perquisites include $48,000 in 2010 for use of a company apartment. Christopher E. Olofson and Elizabeth M. Braham did not have perquisites in any category in excess of $25,000 in 2010. This column also includes the payment of dividends on unvested restricted stock of $7,700 for Tom W. Olofson, $7,700 for Christopher E. Olofson, and $6,650 for Elizabeth M. Braham.

(5)
Neither Tom W. Olofson nor Christopher E. Olofson receives separate compensation for service as a member of our board of directors.

        The following table provides information regarding equity awards made by the committee in 2009, including each award's grant date fair value. The table accordingly shows equity awards attributable to more than one year, in accordance with SEC requirements.

Grants of Plan-Based Awards During the Year Ended December 31, 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Tom W. Olofson		700,000	—	1,750,000	—	—	—	—	—
	02/25/2010	—	—	—	—	70,000	—	80,000	1,749,000

Christopher E. Olofson		700,000	—	1,750,000	—	—	—	—	—
	02/25/2010	—	—	—	—	70,000	—	80,000	1,749,000

Elizabeth M. Braham		600,000	—	1,500,000	—	—	—	—	—
	02/25/2010	—	—	—	—	60,000	—	70,000	1,515,800

Lorenzo Mendizabal		100,000	—	250,000	—	—	—	—	—

(1)
The grant date for stock option and restricted stock awards is the date that the compensation committee approved the award.

(2)
Target payouts under the performance plan for Executive Management are based upon the satisfaction of the performance criteria under the financial objectives subplan and the acquisition/divestiture objectives subplan. The compensation committee reviews financial objectives in determining the actual bonus as reported in the Summary Compensation Table. Maximum represents the maximum individual bonus allowable under the 2010 performance objectives. Threshold represents the minimum level of performance for which payouts are authorized under the 2010 performance objectives. For Executive Management, the compensation committee may use its discretion to award less than the threshold award even if financial objectives are met. As reflected in the Summary Compensation Table, Tom W. Olofson and Christopher E. Olofson each earned cash incentive compensation of $1,070,000, and Elizabeth M. Braham earned cash incentive compensation of $920,000 under the 2010 performance plan. A non-equity incentive plan award was established for Mr. Mendizabal pursuant to his employment agreement described below. For 2010, a payout of $45,000 was earned, as reflected in the Summary Compensation Table.

(3)
Represents the February 25, 2010 restricted stock award grant that was performance based. These awards vested 12 months from the date of grant upon the achievement of non-GAAP earnings per share of $0.70 for the year ended December 31, 2010. The performance measure was achieved, and the awards vested on February 25, 2011.

(4)
Represents the February 25, 2010 time based restricted stock award grant which vested six months from the date of grant, on August 25, 2010.

(5)
See Note 12 to the company's consolidated financial statements in the company's Form 10-K for the fiscal year ended December 31, 2010 which discusses the valuation of restricted stock awards.

        For Executive Management, an explanation of how their salary and bonus is structured in proportion to total compensation is contained in the Compensation Discussion and Analysis section.

Outstanding Equity Awards at Fiscal Year-End December 31, 2010

        The following table sets forth information concerning unexercised stock options and unvested stock awards held by the named executive officers on December 31, 2010. All of the information set forth below relates to the grant of stock options under either the company's 1995 Stock Option Plan or the company's 2004 Plan. On June 7, 2007, we effected a 3-for-2 stock split effected as a stock dividend. The numbers in the following table give effect to that stock split.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Tom W. Olofson	450,000	—		11.00	11/08/12	70,000	(3)	961,100
	187,500	—		10.66	12/12/13	—		—
	187,500	—		9.97	08/18/14	—		—
	375,000	—		8.13	02/14/15	—		—
	75,000	—		12.65	12/21/15	—		—
	262,500	—		10.39	12/08/16	—		—
	150,000	—		16.69	12/11/17	—		—
	100,000	—		14.25	12/29/19	—		—

Christopher E. Olofson	112,500	—		7.66	07/25/11	70,000	(3)	961,100
	75,000	—		12.03	01/14/12	—		—
	112,500	—		8.57	06/13/12	—		—
	112,500	—		11.00	11/08/12	—		—
	112,500	—		11.33	01/17/13	—		—
	187,500	—		10.66	12/12/13	—		—
	187,500	—		9.97	08/18/14	—		—
	255,000	—		8.13	02/14/15	—		—
	75,000	—		12.65	12/21/15	—		—
	262,500	—		10.39	12/08/16	—		—
	150,000	—		16.69	12/11/17	—		—
	100,000	—		14.25	12/29/19	—		—

Elizabeth M. Braham	22,500	—		9.75	08/05/12	60,000	(3)	823,800
	22,500	—		11.00	11/08/12	—		—
	30,000	—		11.33	01/17/13	—		—
	30,000	—		12.61	05/19/13	—		—
	45,000	—		10.66	12/12/13	—		—
	112,500	—		9.97	08/18/14	—		—
	92,743	—		8.13	02/14/15	—		—
	112,500	—		12.65	12/21/15	—		—
	150,000	—		10.39	12/08/16	—		—
	100,000	—		16.69	12/11/17	—		—
	85,000	—		14.25	12/29/19	—		—

Lorenzo Mendizabal	112,500	37,500	(1)	12.64	01/03/16	—		—
	15,000	15,000	(1)	16.69	12/11/17	—		—
(1)
Vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date.

(2)
The market value was calculated by multiplying the number of shares shown in the table by $13.73, which was the closing market price on December 31, 2010, the last trading day of our fiscal year.

(3)
Performance-based stock awards were granted on February 25, 2010 for the fiscal year performance period ended December 31, 2010. The awards fully vested on February 25, 2011 when the required performance conditions had been met and the vesting period was complete.

Option Exercises and Stock Vested During the Year Ended December 31, 2010

        The following table provides information regarding the exercise of stock options and the vesting of restricted stock awards during 2010 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Tom W. Olofson	—	—	80,000	996,800

Christopher E. Olofson	161,250	1,297,988	80,000	996,800

Elizabeth M. Braham	—	—	70,000	872,200

Lorenzo Mendizabal	—	—	—	—

        The value realized on exercise of option awards is equal to the excess of the aggregate fair market value of the shares received on exercise of the stock options on the exercise date over the aggregate exercise price of the stock options. The value realized on vesting of stock awards is equal to the closing market price of the company's common stock on the date of vesting times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

Employment Arrangements and Potential Payments Upon Termination

        Each of our executive officers is an employee at will, other than Mr. Mendizabal, with whom we have a formal employment agreement. Effective October 2, 2006, Mr. Mendizabal was appointed managing director of corporate restructuring, and he currently serves as our managing director of bankruptcy. In connection with his initial employment in January 2006, we entered into an employment and non-competition agreement with Mr. Mendizabal on May 20, 2005, and amended that agreement on October 19, 2005. Upon the start of his employment, Mr. Mendizabal received a stock option grant of 150,000 shares on January 3, 2006, at an exercise price of $12.64 per share, the fair market value on the date of grant, after taking into account the 3-for-2 stock split effected as a stock dividend by the company on June 7, 2007, which options are exercisable over a period of 10 years and vest in equal 25% annual installments over four years, beginning on the second anniversary of the grant date. In accordance with his employment agreement, Mr. Mendizabal's annual base salary shall not be less than $375,000, and he is eligible to receive an annual base, goal or target cash bonus of $100,000, $200,000 or $250,000. We provide a corporate apartment to Mr. Mendizabal in New York City and reimburse him for commuting expenses. Mr. Mendizabal also receives an automobile allowance. His employment agreement includes customary confidentiality, non-compete and non-solicitation provisions.

        Mr. Mendizabal's employment agreement is in effect until terminated by either Mr. Mendizabal or the company or by reason of Mr. Mendizabal's death or disability. The company may terminate Mr. Mendizabal's employment agreement with or without cause. Mr. Mendizabal may terminate his employment agreement for good reason 90 days after providing the company written notice, or on six months prior written notice, if not for good reason.

        Mr. Mendizabal's employment agreement provides for severance if he is terminated by the company without cause or if he terminates his employment for good reason. Upon such termination and Mr. Mendizabal's full release of claims, Mr. Mendizabal will continue to receive his then-current base salary for 18 months, or $44,167 per month, which will be paid in regular installments from the termination. He will also receive the pro-rated bonus he was eligible to receive had his employment not been terminated.

        Termination for "cause" means termination of Mr. Mendizabal's employment due to one or more of the following: (i) the conviction, plea of guilty or plea of nolo contendre with respect to (x) a felony of any nature, or (y) any crime involving fraud with respect to the company or any of its customers, suppliers or other business relations, (ii) repeated conduct causing the company substantial public disgrace or disrepute or substantial economic harm, (iii) the continued failure, as determined in the good faith reasonable judgment of the board, to perform his duties under his employment agreement as reasonably directed by the board or the president of the company, which failure is not cured, if curable, within 30 business days after delivery of written notice thereof to Mr. Mendizabal, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the company or any subsidiary to the material disadvantage or detriment of the company, or (v) gross negligence or willful misconduct or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the company.

        Termination for "good reason" means if Mr. Mendizabal resigns from employment with the company as a result of one or more of the following reasons: (i) the company reduces the amount of the base salary then in effect below the minimum then in effect, (ii) the company fails to pay the base salary or other benefits required to be provided by the company, (iii) the company materially reduces the overall compensation or benefits required to be provided by the company, or (iv) any change of Mr. Mendizabal's principal office location to a location more distant than 30 miles from his personal residence.

Change in Control Arrangements

        We have no change in control arrangements with any of our executive officers, other than the change in control provisions in our 2004 Plan relative to vesting of stock options and restricted stock, which provisions apply to all option holders and holders of restricted stock, as applicable. These provisions are described in the "2004 Equity Incentive Plan" section. A change in control event occurring on December 31, 2010, would have resulted in the following accelerated vesting of restricted stock.

Named Executive Officer	Value of Accelerated Equity Awards Upon Change in Control
Tom W. Olofson	$961,100	(1)
Christopher E. Olofson	$961,100	(1)
Elizabeth M. Braham	$823,800	(2)

(1)
The aggregate value of the restricted stock award is based upon 70,000 shares unvested restricted stock awards outstanding at December 31, 2010 multiplied by the closing price of our common stock of $13.73 at December 31, 2010.

(2)
The aggregate value of the restricted stock award is based upon 60,000 shares unvested restricted stock awards outstanding at December 31, 2010 multiplied by the closing price of our common stock of $13.73 at December 31, 2010.

Compensation-Related Risk Considerations

        Our compensation programs are designed to reward employees for producing sustainable growth for our shareholders and to attract and retain talent. A portion of compensation for senior management is tied to the company's performance and, therefore, is not guaranteed. If the company or the executive does not perform, executives may not receive any or may receive only a portion of their total compensation. Executive Management and the compensation committee have assessed our compensation objectives, philosophy, and forms of compensation and benefits for our executives, and has concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Report

        In connection with its duty to review and approve executive compensation, the compensation committee has:

  •
  reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management, as required by Item 402(b) of Regulation S-K; and

  •
  based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Edward M. Connolly, Jr., Chairman James A. Byrnes W. Bryan Satterlee Joel Pelofsky Terry C. Matlack
Compensation Committee of the Board of Directors

TRANSACTIONS WITH RELATED PERSONS

        Scott W. Olofson, the son of Tom W. Olofson and the brother of Christopher E. Olofson, is the company's senior vice-president, business development. In accordance with the terms of our compensation committee charter, the compensation committee approves all compensation, bonus, incentive compensation, and perquisite programs that are, in the aggregate, required to be reported under Item 404 of Regulation S-K for any employee of the company who is an immediate family member of any director or executive officer. The compensation committee approves all salary, bonus, stock option grants, and perquisites for Scott W. Olofson that are required to be reported under Item 404. In 2010, Scott W. Olofson received cash compensation of $330,000. Other than the foregoing and the compensation arrangements that are described under the "Executive Compensation" section, there have not been any transactions or series of transactions since January 1, 2010, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers, or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or material interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") relating to ownership and changes in ownership of our common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of directors and officers of the company, we are not aware of any director, officer or beneficial owner of more than 10% of our common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2010.

AUDIT AND OTHER SERVICE FEES

        Deloitte & Touche LLP has audited the financial statements of the company for 2009 and 2010. The audit committee has appointed, and recommends your ratification of, Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2011. A representative of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement and to respond to questions.

        The following table sets forth the aggregate fees billed to the company for fiscal years ended December 31, 2010, and 2009 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2010	2009
Audit fees(1)	$820,398	$682,000
Audit-related fees(2)	20,400	20,890

Total audit and audit-related fees	840,798	702,890
Tax fees(3)	271,960	314,021
All other fees(4)	2,200	2,000

Total	$1,114,958	$1,018,911

(1)
Includes services rendered for the audit of the company's internal controls over financial reporting related to compliance with Sarbanes-Oxley 404, audit of the company's annual financial statements, work on SEC registration statements, filings and consents, due diligence and accounting considerations related to acquisitions, and review of financial statements included in quarterly reports on Form 10-Q.

(2)
Includes services related to employee benefit plan audits.

(3)
Includes tax return preparation and other tax planning and consultation.

(4)
Includes subscriptions to Deloitte & Touche's online research tool.

        The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm's independence, and believes that they do not impact such independence. Additionally, the audit committee approved all non-audit services performed by Deloitte & Touche LLP in 2010 in accordance with the pre-approval policy described below.

        The audit committee has adopted a policy (the "pre-approval policy") under which audit and non-audit services to be rendered by the company's independent registered public accountants are pre-approved by the audit committee. Pursuant to the pre-approval policy, the audit committee pre-approves audit and non-audit services to be provided by the independent registered public accountants, at specified dollar levels, which dollar levels are reviewed by the committee periodically, and no less often than annually. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. On occasion, audit and audit-related fees have exceeded the pre-approved, budgeted amount and the audit committee has subsequently ratified the increase. The audit committee has authorized the chairman of the audit committee to approve any engagement of the independent auditors for audit-related, tax or other services permitted by the pre-approval policy, so long as no single engagement exceeds an estimated fee of $100,000, and the aggregate engagements approved by the chairman of the audit committee do not exceed $250,000 in any one calendar year. The chairman is required to report any such engagements to the audit committee at its next regular or special meeting of the committee. No such engagements were approved by the audit committee chairman in 2010.

        The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company's independent registered public accounting firm in any circumstance. The pre-approval policy also includes an exception from the pre-approval requirement for certain de minimus non-audit engagements that are not otherwise prohibited by the policy. Engagements in reliance upon that de minimus exception must be promptly brought to the attention of the audit committee and approved by the audit committee or one or more designated representatives. No services were provided by Deloitte & Touche LLP in 2010 in reliance upon this de minimus exception.

Audit Committee Report

        In connection with the consolidated financial statements for the fiscal year ended December 31, 2010, the audit committee has:

  •
  reviewed and discussed the audited financial statements with management and with representatives of Deloitte & Touche LLP, independent registered public accountants;

  •
  discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (communication with audit committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

  •
  received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed the independence of Deloitte & Touche LLP with representatives of the independent registered public accounting firm.

        Based on these actions, the audit committee recommended to the board of directors that the company's audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

W. Bryan Satterlee, Chairman Edward M. Connolly, Jr. James A. Byrnes Joel Pelofsky Terry C. Matlack
Audit Committee of the Board of Directors

PROPOSAL 1—ELECTION OF DIRECTORS

        At the annual meeting, the shareholders will elect seven directors to hold office for one-year terms until our 2012 annual meeting of shareholders or until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

Directors

        The following directors are being nominated for election by our board: Tom W. Olofson, Christopher E. Olofson, W. Bryan Satterlee, Edward M. Connolly, James A. Byrnes, Joel Pelofsky, and Terry C. Matlack.

        For details regarding board qualifications and the specific experiences, qualifications and skills of each of our director nominees, please see "Board of Directors—Nominees for Director" included elsewhere in this proxy statement.

The board of directors recommends a vote FOR the
election of the nominees for director named above.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has appointed, and recommends your ratification of, Deloitte & Touche LLP as the independent registered public accounting firm to audit the company's consolidated financial statements for the year ending December 31, 2011. The submission of this matter for ratification by shareholders is not legally required. The board of directors believes, however, that this submission to shareholders is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the board of directors on an important issue of corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the company and our shareholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The board of directors recommends a vote FOR the
ratification of Deloitte & Touche LLP as independent registered public accounting firm for the company.

PROPOSAL 3—RE-APPROVAL OF PERFORMANCE GOALS UNDER
2004 EQUITY INCENTIVE PLAN

        Shareholders are asked to consider and re-approve the material terms of the performance goals used for determining awards to certain executive officers under the 2004 Plan that are designed to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The performance goals were previously approved by shareholders at our 2006 Annual Meeting.

        Under Code Section 162(m), shareholder approval of the material terms of the performance goals used for determining awards to certain executive officers under the company's 2004 Plan is required to enable the company to obtain a deduction for awards paid under the 2004 Plan to certain executive officers of the company named in the Summary Compensation Table for a given year, whose compensation for the taxable year is in excess of $1 million. If the material terms of the performance goals used for determining awards under the 2004 Plan for certain executive officers are re-approved by shareholders, they will go into effect for fiscal year 2011. If approved, and unless the material terms of the performance goals are subsequently changes, the material terms of the performance goals used for determining awards to certain executive officers under the 2004 Plan established for Code Section 162(m) purposes will meet the shareholder requirements of Code Section 162(m) until the expiration of the 2004 Plan in 2014. If the shareholders do not re-approve the material terms of the performance goals used for determining awards to certain executive officers under the 2004 Plan, the company will not pay the related compensation under the 2004 Plan starting in fiscal year 2012.

        Purpose.    To help ensure that annual incentive award payments do not fail to be deductible under Code Section 162(m).

        Covered Executives.    The tax deduction limitation applies to compensation paid to any employee eligible for awards under the 2004 Plan who is, or is likely to be, as of the end of the tax year in which the company would claim a tax deduction in connection with the award, (i) is the chief executive officer of the company or is an individual acting in that capacity, or (ii) an executive who will be designated by the company each year based upon a determination as to who may appear in the Summary Compensation Table. As described more completely below, the compensation committee has set the performance goals for Tom W. Olofson, Christopher E. Olofson and Elizabeth M. Braham who are deemed "covered employees".

        Performance Measures.    The compensation committee must condition the grant of qualified performance-based awards on attainment of one or more objective performance measures that are intended to qualify the awards as performance-based compensation. For awards intended to satisfy the performance-based compensation exception to the Code Section 162(m) limitations, the performance criteria will be selected from among the following performance measures, which may be applied to the company as a whole, to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices):

  (i)
  Earnings from continuing operations (either in the aggregate or on a per-share basis);

  (ii)
  Growth or rate of growth in earnings (either in the aggregate or on a per-share basis);

  (iii)
  Net income or loss (either in the aggregate or on a per-share basis);

  (iv)
  Revenues (either operating or in total);

  (v)
  Growth or rate of growth in revenues (either operating or in total)

  (vi)
  Net cash provided by operating activities;

  (vii)
  Growth or rate of growth in net cash provided by operating activities;

  (viii)
  Free cash flow (either in the aggregate on a per-share basis);

  (ix)
  Earnings before interest, taxes, depreciation, amortization, and acquisition-related expenses;

  (x)
  Growth or rate of growth in earnings before interest, taxes, depreciation, amortization, and acquisition-related expenses;

  (xi)
  Earnings from continuing operations (either in the aggregate or on a per-share basis);

  (xii)
  Reductions in expense levels, determined either on a Company-wide basis or in respect of any one more business units;

  (xiii)
  Expense management and employee productivity;

  (xiv)
  Shareholder returns (including return on assets, investments, equity, or sales);

  (xv)
  Return measures (including return on assets, equity, or sales);

  (xvi)
  Growth or rate of growth in return measures (including return on assets, equity, or sales);

  (xvii)
  Share price (including attainment of a specified per-share price during the Performance Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

  (xviii)
  Strategic business criteria, consisting of one or more objectives based on meeting specified hiring and/or retention of key employees, business expansion goals, objectively identified project milestones, debt targets, and goals relating to acquisitions or divestitures; and

  (xix)
  Achievement of business or operational goals such as market penetration, release of software upgrades, business development and/or regulatory compliance;

        On the grant date of an Annual Incentive Award that is intended to be a performance-based award, the compensation committee may provide that the formula for that Annual Incentive Award includes or excludes items to measure specific performance measures, such as share-based compensation expense, acquisition related expenses, expense resulting from amortization of debt issuance costs or other loan fees, expense resulting from amortization of intangibles, gain or loss on extinguishment of debt, accreted interest expense, charges or credits related to the adjustment of assets or liabilities to fair value (for example, charges related to asset impairments or the mark-to-market adjustment of the convertible debt embedded option), gains or losses resulting from foreign exchange transaction or translation adjustments, restructuring charges, gains or losses from discontinued operations, any unusual or non-recurring charge or credit, extraordinary gains or losses, the current period income statement effect of businesses or assets acquired or divested; expense or income, including the cumulative effect, of any new accounting principle adopted during the year, and, expense or income related to the adoption of new accounting methods or principles. Performance-based awards may be paid in cash, shares of common stock, or any equivalent value in any other form of award allowed under the 2004 Plan, or any combination thereof, as determined by the compensation committee.

        Designation of Eligible Individuals and Awards.    The compensation committee must designate individuals eligible for a qualified performance-based award within the first 90 days of a performance period, which will generally coincide with the fiscal year, with certain exceptions. In no event will the establishment of performance goals be after 25% of the performance period. The compensation committee will establish performance goals from among the performance measures listed above and will establish the threshold, target and maximum bonus opportunities for each participant for the attainment of specified levels of performance goals. Performance goals and bonus opportunities may be weighted for different factors and measures. The compensation committee will certify the degree of attainment of performance goals within 90 days after the end of each fiscal year, and qualified performance-based awards will be paid as soon as administratively practicable after the certification is made. The compensation committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, Annual Incentive Award compensation that is designed to qualify for the performance-based exception may not be adjusted upward. The compensation committee retains the discretion to adjust compensation under Annual Incentive Awards downward.

        Annual Incentive Award Limitations.    The 2004 Plan currently provides that in any one calendar year, the compensation committee may not grant to any one participant stock appreciation rights or stock options to purchase a number of shares of common stock in excess of 300,000 shares. The exercise price of each option may not be less than 100% of the fair market value of a share of common stock as of the grant date of the option, and in the case of the grant of any incentive stock options to an employee who owns more than 10% of the total combined voting power of all classes of stock of the company, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the grant date of the option.

        The 2004 Plan provides that aggregate restricted stock awards granted under the 2004 Plan may not exceed 150,000 shares to any one participant in any calendar year. The value of such awards is determined by the fair market value of the company stock (as defined in the 2004 Plan) on the date the related restrictions lapse.

        In addition, the cash Annual Incentive Awards granted for any one calendar year are limited for any one participant to a maximum payout of 300% of the participant's base salary (up to a maximum of $1,000,000 in base salary).

        A vote in favor of this proposal will be treated as a vote to re-approve each of the material terms of the performance goals used for determining awards to certain executive officers under the 2004 Plan described above for purposes of the exemption from the limitations of Code Section 162(m).

The board of directors recommends a vote FOR the
re-approval of performance goals under the 2004 Equity Incentive Plan to help ensure that the annual incentive award payments do not fail to be deductible under IRS Code Section 162(m).

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

        We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as we have described it in the "Executive Compensation" section of this proxy statement. While this vote is advisory, and not binding on our company, we value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions and the outcome of the vote will provide information to our compensation committee and Executive Management regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond.

        The board of directors believes that the information we've provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interest are aligned with our shareholders' interests to support long-term shareholder value creation. Accordingly, the board of directors recommends that shareholders approve the program by approving the following advisory resolution:

        RESOLVED, that the shareholders of Epiq Systems, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2011 Annual Meeting of Shareholders.

The board of directors recommends that shareholders vote FOR the advisory (non-binding) vote approving executive compensation.

PROPOSAL 5—ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

        In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of three years. If you have no preference, you should abstain. While this shareholder vote is merely advisory and will not be binding upon the board of directors or our company, we will consider the outcome of the vote in making our decision on the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. Moreover, because this vote is advisory, the board of directors may decide that it is in the best interests of our shareholders and our company to hold an advisory vote on executive compensation more or less frequently than the option that is approved by our shareholders.

        The board of directors believes a triennial vote will provide the compensation committee with the time to maintain the consistency and credibility of the program which is important in motivating and retaining our employees and to provide our people and compensation committee sufficient time to thoughtfully consider shareholders' input and to implement any appropriate changes to our executive compensation program.

        We will continue to engage with our shareholders regarding our executive compensation program during the period between shareholder votes. We are open to input from our shareholders regarding our executive compensation programs. Our shareholders' are able to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

The board of directors recommends that shareholders select "3 YEARS" for the advisory (non-binding) vote determining the frequency of advisory votes on executive compensation.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

        Other than set forth in the "Nominating and Corporate Governance Committee" section, proposals of shareholders intended to be presented at the annual meeting of shareholders to be held in 2012 must be received by the secretary of the company, at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, no later than January 3, 2012 to be eligible for inclusion in the company's proxy statement and proxy related to that meeting, and must include the following information: (1) a brief description of the business to be discussed; (2) the reason for conducting such business at the annual meeting; (3) the name and address of the shareholder proposing such business and the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act), if any, on whose behalf the business is proposed; (4) the class and number of shares of Epiq Systems, Inc. owned beneficially (as such term is defined in Rule 13d-3 of the Exchange Act) and of record by the shareholder and any material interest of the shareholder in such business; (5) a representation that the shareholder bringing the proposal is a record holder entitled to vote on the business so proposed and intends to appear in person or by proxy at the annual meeting to present such proposed business; and (6) all other information to otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2012 meeting.

        Additionally, if properly requested as set forth above, a shareholder may submit a proposal for consideration at the 2012 annual meeting of shareholders, but not for inclusion in the company's proxy statement and proxy for the 2012 annual meeting. Notice of matters proposed to be brought before the 2012 annual meeting of shareholders are due on or before November 4, 2011 and must include the information specified in the immediately preceding paragraph. Please refer to our bylaws for additional information regarding the submission of shareholder proposals.

ANNUAL REPORT; HOUSEHOLDING

        Our 2010 annual report to shareholders, which includes our annual report on Form 10-K and our financial statements for the year ended December 31, 2010, is enclosed with this proxy statement. Shareholders sharing an address and receiving multiple copies of annual reports and proxy statements can contact the corporate secretary of the company at Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, 913-621-9500, to request future delivery of a single copy of annual reports and proxy statements to the shared address. If you are residing at an address that is shared with another shareholder and are only receiving one copy of our annual report and proxy statement but wish to receive separate copies of annual report or proxy statement in the future, you may request them by contacting our corporate secretary in the same manner described above.

OTHER MATTERS

        The board of directors is not aware of any matter that will be presented for action at the annual meeting other than the matters set forth herein. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Tom W. Olofson Chairman and Chief Executive Officer
April 15, 2011

The Board of Directors Recommends a Vote FOR Item 1. 1. Election of 01 Tom W. Olofson 05 James A. Byrnes Vote FOR Vote WITHHELD directors: 02 Christopher E. Olofson 06 Joel Pelofsky all nominees from all nominees 03 W. Bryan Satterlee 07 Terry C. Matlack (except as marked) 04 Edward M. Connolly, Jr. (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) The Board of Directors Recommends a Vote FOR Item 2. 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the company for the year ending December 31, 2011. For Against Abstain The Board of Directors Recommends a Vote FOR Item 3. 3. Re-approval of the material terms of the performance criteria under the company’s 2004 Equity Incentive Plan to help ensure that annual incentive award payments do not fail to be deductible under IRS Code Section 162(m). For Against Abstain The Board of Directors Recommends a Vote FOR Item 4. 4. Approval of an advisory (non-binding) vote approving the compensation of our named executive officers. For Against Abstain The Board of Directors Recommends a Vote of 3 YEARS for Item 5. 5. Advisory (non-binding) vote determining the frequency of advisory votes on the compensation of our named executive officers. 3 Years 2 Years 1 Year Abstain In their discretion, the proxies are authorized to vote upon other business properly coming before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-4 AND 3 YEARS ON PROPOSAL 5. Date Signature(s) in Box Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer. COMPANY # Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

EPIQ SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, June 7, 2011 10:00 a.m. Westin Crown Center 1 East Pershing Road Kansas City, Missouri 64108 Epiq Systems, Inc. 501 Kansas Avenue Kansas City, Kansas 66105 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 7, 2011. The undersigned hereby appoints Tom W. Olofson and Christopher E. Olofson, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of Epiq Systems, Inc. of record in the name of the undersigned as of the close of business on April 8, 2011, at the Annual Meeting of Shareholders of Epiq Systems, Inc. to be held on June 7, 2011, or at any adjournment or adjournments, hereby revoking all former proxies. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.eproxy.com/epiq 1-800-560-1965 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 p.m. (CT) on vote your proxy until 12:00 p.m. postage-paid envelope provided. June 6, 2011. (CT) on June 6, 2011. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.